Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260528

Prospectus Supplement No. 3

(to prospectus dated November 4, 2021)

Mirion Technologies, Inc.

Up to 8,560,540 Shares of our Class A Common Stock Issuable upon

Redemption of Shares of IntermediateCo Class B Common Stock

Up to 27,249,979 Shares of our Class A Common Stock Issuable upon

Exercise of Warrants

152,157,565 Shares of our Class A Common Stock for Resale by the

Selling Holders

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 4, 2021 (the “Prospectus”), which forms part of our registration statement on Form S-1 (No. 333-260528) with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on October 25, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to: (1) the issuance by us of up to an aggregate of 35,810,519 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Mirion Technologies, Inc. (the “Company”) that may be issued upon (i) the exercise of 27,249,979 warrants to purchase Class A common stock at an exercise price of $11.50 per share of Class A common stock, including the public warrants and the private placement warrants (each as defined in the Prospectus), and (ii) the redemption of up to 8,560,540 shares of Class B common stock, par value $0.0001 per share (the “IntermediateCo Class B common stock”), of Mirion IntermediateCo, Inc. (“IntermediateCo”); and (2) the offer and sale, from time to time, by the selling holders identified in the Prospectus (the “Selling Holders”), or their permitted transferees, of up to 152,157,565 shares of Class A common stock.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. We expect that we will cease to be an emerging growth company as of December 31, 2021.

You should read the Prospectus, this prospectus supplement and any additional prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock and public warrants are listed on The New York Stock Exchange under the symbols “MIR” and “MIR.WS,” respectively. On December 10, 2021, the closing price of our Class A common stock was $11.20 per share and the closing price for our public warrants was $2.93.

Investing in our Class A common stock and warrants involves a high degree of risk. See the section titled “Risk Factors” beginning on page 10 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

December 13, 2021

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 3)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 19, 2021

Mirion Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39352	83-0974996
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1218 Menlo Drive Atlanta, Georgia 30318
(Address of Principal Executive Offices)

(770) 432-2744

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MIR	New York Stock Exchange
Redeemable warrants to purchase Class A common stock	MIR WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

This Amendment No. 3 on Form 8-K/A (“Amendment No. 3”) amends Item 9.01 of the Current Report on Form 8-K filed on October 25, 2021, which was previously amended by Amendment No. 1 on Form 8-K/A filed on October 25, 2021 and Amendment No. 2 on Form 8-K/A filed on November 12, 2021 (as so amended, the “Original Report”) in which Mirion Technologies, Inc. (the “Company”), reported, among other events, the completion of the Transactions.

This Amendment No. 3 is being filed in order to include under Item 9.01(a) of the Original Report, the audited financial statements of Mirion Technologies, Inc. (f/k/a GS Acquisition Holdings Corp II) (the “SPAC”) as of October 19, 2021 and December 31, 2020 and the periods ended October 19, 2021, December 31, 2020, and December 31, 2019, which information was not required to be included in the Original Report.

This Amendment No. 3 does not amend any other item of the Original Report or purport to provide an update or a discussion of any developments at the Company or its subsidiaries subsequent to the filing date of the Original Report. The information previously reported in or filed with the Original Report is hereby incorporated by reference to this Amendment No. 3.

Capitalized terms used herein but not defined herein have the meanings given to such terms in the Original Report.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

The audited financial statements of the SPAC as of October 19, 2021 and December 31, 2020 and the periods ended October 19, 2021, December 31, 2020, and December 31, 2019, and the related notes thereto are attached as Exhibit 99.1 and are incorporated herein by reference.

(d)    Exhibits

EXHIBIT INDEX

Exhibit Number	Description

99.1*	Audited Financial Statements of Mirion Technologies, Inc. (f/k/a GS Acquisition Holdings Corp II) as of October 19, 2021 and December 31, 2020 and the periods ended October 19, 2021, December 31, 2020, and December 31, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2021

Mirion Technologies, Inc.

By:	/s/ Brian Schopfer
Name:	Brian Schopfer
Title:	Chief Financial Officer

Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Mirion Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Mirion Technologies, Inc. (formerly known as GS Acquisition Holdings Corp II) (the “Company”) as of October 19, 2021 and December 31, 2020, and the related statements of operations, of changes in stockholders’ equity and of cash flows for the period from January 1, 2021 to October 19, 2021, and for each of the two years in the period ended December 31, 2020, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 19, 2021 and December 31, 2020, and the results of its operations and its cash flows for the period from January 1, 2021 to October 19, 2021, and for each of the two years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 10, 2021

We have served as the Company’s auditor since 2020.

Mirion Technologies, Inc.

(Formerly known as GS Acquisition Holdings Corp II)

BALANCE SHEETS

	October 19, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$137,901	$383,246
Other receivable	275,285	—
Prepaid expenses	16,909	599,170
Cash and cash equivalent held in Escrow Account	750,101,238	—
Accrued dividends receivable held in Trust Account	1,754	—

Total current assets	750,533,087	982,416
Deferred tax asset	—	265,954
Cash and cash equivalent held in Trust Account	—	750,063,158
Accrued dividends receivable held in Trust Account	—	3,883

Total assets	$750,533,087	$751,315,411

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,388,287	$965,370
Accrued offering costs	—	375,000
Income tax payable	58	57
Working capital note (See Note 4)	2,000,000	—
Warrant liability	69,337,450	71,676,615
Deferred underwriting discount (See Note 4)	26,250,000	—
Class A common stock payable	146,286,100	—

Total current liabilities	256,261,895	73,017,042
Deferred underwriting discount	—	26,250,000

Total liabilities	256,261,895	99,267,042

Commitments and contingencies
Class A common stock subject to possible redemption; 60,371,390 shares at October 19, 2021 and 75,000,000 shares at December 31, 2020	603,713,900	750,000,000
Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding at October 19, 2021 and December 31, 2020 respectively	—	—
Class A common shares, $0.0001 par value, 500,000,000 shares authorized at October 19, 2021 and December 31, 2020, respectively	—	—
Class B common shares, $0.0001 par value, 50,000,000 shares authorized, 18,750,000 issued and outstanding at October 19, 2021 and December 31, 2020, respectively	1,874	1,874
Additional paid-in capital	—	—
Accumulated deficit	(109,444,582)	(97,953,505)

Total stockholders’ equity/(deficit)	(109,442,708)	(97,951,631)

Total liabilities and stockholders’ equity	$750,533,087	$751,315,411

See accompanying notes to financial statements

Mirion Technologies, Inc.

(Formerly known as GS Acquisition Holdings Corp II)

STATEMENTS OF OPERATIONS

	For the period from
	January 1, 2021 to	For the Year Ended December 31,
	October 19, 2021	2020	2019
Dividend income	$35,950	$67,041	$—
General and administrative expenses	(13,600,180)	(2,449,094)	(341)
Change in fair value of warrant liability	2,339,165	(43,139,251)	—

Loss before income taxes	(11,225,065)	(45,521,304)	(341)
Income tax (expense) benefit	(266,012)	265,897	—

Net loss	$(11,491,077)	$(45,255,407)	$(341)

Weighted average number of shares outstanding of Class A common stock	75,000,000	37,397,260	—

Basic and diluted net loss per share, Class A	$(0.12)	$(0.79)	$—

Weighted average number of shares outstanding of Class B common stock	18,750,000	19,597,603	20,125,000

Basic and diluted net loss per share, Class B	$(0.12)	$(0.79)	$(0.00)

See accompanying notes to financial statements

Mirion Technologies, Inc.

(Formerly known as GS Acquisition Holdings Corp II)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Class A Common Shares		Class B Common Shares
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Equity
Balance, December 31, 2018	—	$—	20,125,000	$2,012	$2,988	$(295)	$4,705
Net loss	—	—	—	—	—	(341)	(341)

Balance, December 31, 2019	—	$—	20,125,000	$2,012	$2,988	$(636)	$4,364
Excess of cash received over fair value of private placement warrants	—	—	—	—	8,049,674	—	8,049,674
Forfeiture of Founder Shares pursuant to partial exercise of underwriters’ over-allotment option	—	—	(1,375,000)	(138)	138	—	—
Accretion for Class A common stock to redemption amount	—	—	—	—	(8,052,800)	(52,697,462)	(60,750,262)
Net loss	—	—	—	—	—	(45,255,407)	(45,255,407)

Balance, December 31, 2020	—	$—	18,750,000	$1,874	$—	$(97,953,505)	$(97,951,631)
Net loss	—	—	—	—	—	(11,491,077)	(11,491,077)

Balance, October 19, 2021	—	$—	18,750,000	$1,874	$—	$(109,444,582)	$(109,442,708)

See accompanying notes to financial statements

Mirion Technologies, Inc.

(Formerly known as GS Acquisition Holdings Corp II)

STATEMENTS OF CASH FLOWS

	For the period from
	January 1, 2021 to	For the year-ended December 31,
	October 19, 2021	2020	2019
Cash flows from operating activities:
Net loss	$(11,491,077)	$(45,255,407)	$(341)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liability	(2,339,165)	43,139,251	—
Issuance costs related to warrant liability	—	1,075,021	—
Change in operating assets and liabilities:
(Increase)/decrease in dividend receivable	2,129	(3,883)	—
Increase in accounts receivable	(275,285)	—	—
(Increase)/decrease in prepaid expenses	582,261	(599,170)	—
(Increase)/decrease in deferred tax assets	265,954	(265,954)	—
Increase in accounts payable	11,422,917	964,734	341
Increase in accrued tax payable	1	57	—

Net cash used for operating activities	(1,832,265)	(945,351)	—

Cash flows from financing activities:
Proceeds from sale of Class A common stock to public	—	750,000,000	5,000
Proceeds from sale of Private Placement Warrants	—	17,000,000	—
Payment of underwriting discounts	—	(15,000,000)	—
Payment of offering costs	(375,000)	(613,245)	—
Proceeds from promissory note	—	300,000	—
Repayment of promissory note	—	(300,000)	—
Proceeds from working capital note	2,000,000	—	—

Net cash provided by financing activities	$1,625,000	$751,386,755	$5,000

Increase in cash and restricted cash	(207,265)	750,441,404	5,000
Cash and restricted cash and cash equivalents at beginning of period	750,446,404	5,000

Cash and restricted cash and cash equivalents at end of period	$750,239,139	$750,446,404	$5,000

Supplemental disclosure of non-cash financing activities:
Accrued offering costs	$—	$375,000	$—
Deferred underwriting discount	$—	$26,250,000	$—

See accompanying notes to financial statements

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Organization and General

GS Acquisition Holdings Corp II (the “Company”) was incorporated as a Delaware corporation on May 31, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

All activity for the period from May 31, 2018 (inception) through October 19, 2021 relates to the Company’s formation and its initial public offering (the “Public Offering”) described below and identifying and evaluating prospective acquisition targets for an Initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest or dividend income on cash and cash equivalents from the proceeds derived from the Public Offering and the Private Placement (as defined below in Note 3). The Company has selected December 31st as its fiscal year end.

Proposed Initial Business Combination

On June 17, 2021, the Company announced that it entered into a Business Combination Agreement, dated as of June 17, 2021 (as amended, the “Business Combination Agreement”), by and among the Company, Mirion Technologies (TopCo), Ltd., a Jersey private company limited by shares (“Mirion”), CCP IX LP No. 1, CCP IX LP No. 2, CCP IX Co-Investment LP and CCP IX Co-Investment No. 2 LP (collectively, the “Charterhouse Parties”), each acting by their general partner, Charterhouse General Partners (IX) Limited, for the limited purpose set forth therein, each of the other persons set forth therein (together with the Charterhouse Parties, the “Supporting Mirion Holders”) and the other holders of existing shares of Mirion who become a party thereto by executing a joinder agreement (each, a “Joining Seller” and, collectively, the “Joining Sellers” and, together with each Supporting Mirion Holder, each, a “Seller” and, collectively, the “Sellers” and the transactions contemplated by the Business Combination Agreement, the “Transactions”).

Pursuant to the terms of the Business Combination Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”) pursuant to which Mirion will combine with a subsidiary of the Company as described below.

The proposed Business Combination is expected to be consummated after the required approval by the stockholders of the Company and the satisfaction of certain other conditions summarized below. On October 19, 2021, the Company received stockholder approval to consummate the Business Combination.

The Business Combination Agreement

Transaction Consideration

Subject to the terms of the Business Combination Agreement and adjustments set forth therein, the consideration to be paid in connection with the Business Combination is $1,700,000,000 (the “Total Consideration”) and will be paid in a combination of equity and cash consideration. The cash consideration will be an amount equal to $1,310,000,000; provided, that if the Minimum Cash Condition (as defined below) is not met, and Mirion and the Charterhouse Parties elect to waive the Minimum Cash Condition, then the Cash Consideration will be equal to $1,310,000,000 less the amount by which $1,310,000,000 exceeds the Available Closing Cash (as defined below). In exchange for the A Ordinary Shares of $0.01 each in the capital of Mirion, the B Ordinary Shares of $0.01 each in the capital of Mirion and certain loan notes due 2026 issued by Mirion Technologies (HoldingSub1), Ltd, each Seller may elect to receive cash or equity consideration or a combination thereof, which equity consideration shall be in the form of either shares of the Company’s Class A common stock or shares of the Company’s Class B common stock combined with shares of Class B common stock of a subsidiary that will be majority owned by the Company. The Available Closing Cash will be an amount equal to (i) the amount of funds contained in the Company’s trust account (after reduction for the aggregate amount of payments required to be made in connection with any valid stockholder redemptions), plus (ii) the aggregate amount of cash that has been funded to and remains with the Company pursuant to the Subscription Agreements (as defined below) as of immediately prior to the closing of the Business Combination (the “Closing”), plus (iii) the amounts delivered pursuant to the Debt Financing (as defined in the Business Combination Agreement), plus (iv) the cash and cash equivalents of Mirion and its subsidiaries on a consolidated basis as of the date of the Closing (the “Closing Date”), plus (v) the proceeds, if any, from the sale by the Company to GSAM Holdings LLC of shares of the Company’s Class A common stock, pursuant to the Backstop Agreement (as defined below), less (vi) the total amount required to be paid to fully satisfy all obligations related to Mirion’s credit agreement as of the Closing Date, less (vii) certain transaction expenses, less (viii) $50,000,000 (collectively, the “Available Closing Cash”).

NOTES TO FINANCIAL STATEMENTS

Covenants

The Business Combination Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Business Combination and efforts to satisfy conditions to consummation of the Business Combination. The Business Combination Agreement contains additional covenants of the parties, including, among others: (i) covenants providing that the parties use reasonable best efforts and take certain actions to obtain all necessary regulatory approvals; (ii) covenants providing that the parties cooperate with respect to the registration statement, prospectus and proxy statement to be filed in connection with the Business Combination; (iii) covenants providing that the parties shall take further actions as may be necessary, proper or advisable to consummate and make effective the Business Combination; (iv) a covenant of the Company to convene a meeting of the Company’s stockholders and to solicit proxies from its stockholders in favor of the approval of the Business Combination and other related stockholder proposals; and (v) covenants providing that the parties will not solicit, initiate, engage in or continue discussions with respect to any other business combination.

Conditions to the Consummation of the Transactions

Consummation of the transactions contemplated by the Business Combination Agreement (the “Transactions”) is subject to certain closing conditions, including approval by the Company’s stockholders, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the approval of certain governmental authorities. The Business Combination Agreement also contains other conditions, including, among others: (i) the Company having at least an aggregate of $1,310,000,000 in cash available at Closing (the “Minimum Cash Condition”); (ii) the registration statement becoming effective in accordance with the Securities Act; (iii) customary bringdown conditions; (iv) no material adverse effect having occurred; and (v) to the extent requested by the Company, Mirion having issued a notice of suspension or termination of business with certain partners.

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 90,000,000 shares of the Company’s Class A common stock for an aggregate purchase price equal to $900,000,000 (the “PIPE Investment” and, such shares, the “PIPE Shares”), a portion of which is expected to be funded by GSAM Holdings LLC subject to GSAM Holdings LLC’s rights to syndicate prior to the Closing. (see Note 4). The PIPE Investment, including the syndication, will be consummated substantially concurrently with the Closing.

The Subscription Agreements for the PIPE Investors (other than GSAM Holdings LLC, whose registration rights are governed by the Amended and Restated Registration Rights Agreement) provide for certain registration rights. In particular, the Company is required to, as soon as practicable but no later than 30 calendar days following the Closing Date, file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of such PIPE Shares.

See Note 7 for additional details regarding the Closing of the Business Combination.

NOTES TO FINANCIAL STATEMENTS

Sponsor and Financing

The Company’s sponsor is GS Sponsor II LLC, a Delaware limited liability company (the “Sponsor”).

The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on June 29, 2020. On June 30, 2020, the underwriters partially exercised their option to purchase additional Units (as defined below in Note 3). The Company’s Public Offering of 75,000,000 Units, including 5,000,000 Units pursuant to the underwriters’ partial exercise of such option, closed on July 2, 2020 (as described in Note 3). Upon the closing of the Public Offering and the Private Placement, $750,000,000 was placed in a U.S. based trust account (the “Trust Account”) (discussed below). The Company intends to finance its Initial Business Combination using the net proceeds from the Public Offering and the sale of the Private Placement Warrants (as defined below in Note 3) and from additional issuances of, if any, the Company’s common stock and debt, or a combination of cash, common stock and debt.

The Trust Account

The proceeds held in the Trust Account were invested in a money market fund registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and meeting certain conditions under Rule 2a-7.

Except with respect to dividends earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Public Offering and the Private Placement will not be released from the Trust Account until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with the Initial Business Combination or to redeem 100% of its public shares if it does not complete the Initial Business Combination within 24 months from the closing of the Public Offering or (B) with respect to any other provision relating to stockholders’ rights or pre-Initial Business Combination activity; and (iii) the redemption of all of the Company’s public shares if the Company has not completed the Initial Business Combination within 24 months from the closing of the Public Offering, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders. On October 15, 2021, all proceeds in the Trust Account were transferred to an escrow account (“the Escrow Account”) in connection with the proposed Initial Business Combination.

The balance in the Escrow Account as of October 19, 2021 was $750,102,992, including $1,754 of accrued dividends.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering and the Private Placement are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount).

The Company, after signing a definitive agreement for an Initial Business Combination, provided its public stockholders with the opportunity to redeem all or a portion of their shares upon the completion of the Initial Business Combination, either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer.

NOTES TO FINANCIAL STATEMENTS

A public stockholder had the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock are recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, Employee Participation LLC (as defined below in Note 4) and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below in Note 4) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Public Offering or during any extended time that the Company has to consummate an Initial Business Combination beyond 24 months as a result of a stockholder vote to amend its amended and restated certificate of incorporation. However, if the Sponsor, Employee Participation LLC or any of the Company’s directors or officers hold any shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after the Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, under the circumstances, and, subject to the limitations, described herein.

NOTES TO FINANCIAL STATEMENTS

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the accounting and disclosure rules and regulations of the SEC.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of ninety (90) days or less. As of October 19, 2021, the Company held deposits of $137,901 in a custodian account. During the period the Company held deposits in the Goldman Sachs Financial Square Treasury Instruments Fund, a money market fund managed by an affiliate of the Sponsor. The cash held in the money market account was considered restricted. Dividend income from the money market fund is recognized on an accrual basis. On October 15, 2021, the $750,101,238 balance held in the money market fund was transferred to the Escrow Account.

Redeemable Shares of Class A Common Stock

As discussed in Note 1, all of the 75,000,000 shares of Class A common stock sold as parts of the Units in the Public Offering contain a redemption feature. In accordance with the Accounting Standards Codification 480-10-S99-3A “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company classifies all shares of Class A common stock as redeemable. In connection with the Business Combination, stockholders of 14,628,610 shares elected to redeem their Class A Common Stock.

Net Income Per Common Share

Net income per share of common stock is computed by dividing net income by the weighted average number of common shares outstanding during the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stock was excluded from earnings per share as the redemption value did not exceed fair value.

As of October 19, 2021, the Company had outstanding warrants to purchase up to 27,250,000 shares of Class A common stock. The weighted average of these shares was excluded from the calculation of diluted net income per share of common stock since the exercise of the warrants is contingent upon the occurrence of future events. As of October 19, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted net loss per share of common stock is the same as basic net loss per share of common stock for the period.

NOTES TO FINANCIAL STATEMENTS

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the ASC 820 (“ASC 820”), “Fair Value Measurements,” approximates the carrying amounts represented in the balance sheets, primarily due to their short term nature.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Warrant Liability

The Company accounts for the warrants in accordance with the guidance contained in ASC 815 (“ASC 815”), “Derivatives and Hedging”, under which the warrants do not meet the criteria for equity treatment and must be recorded as derivative liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until the warrants are exercised or expire, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Private Placement Warrants (as defined in Note 4) has been estimated using a Black- Scholes-Merton model and the fair value of the Public Warrants (as defined in Note 3) issued in connection with the Public Offering has been measured based on the listed market price of such Public Warrants (see Note 6).

Income Taxes

The Company is taxed as a corporation for U.S. federal income tax purposes. As a corporation, for tax purposes, the Company is subject to U.S. federal and various state and local income taxes on its earnings. Prior to July 2020, the Company was included with The Goldman Sachs Group Inc. and subsidiaries (the “Group Inc.”) in the consolidated corporate federal income tax return as well as consolidated/combined state and local tax returns. The Company computed its tax liability on a modified separate company basis and will settle such liability with the Group Inc. pursuant to a tax sharing arrangement.

To the extent the Company generates tax benefits from losses during such time that it is consolidated with the Group Inc., the amounts will be reimbursed by the Group Inc., pursuant to the tax sharing arrangement. The Company’s state and local tax liabilities are allocated to reflect its share of the consolidated/combined state and local income tax liability.

Following changes in ownership starting July 2020, the Company deconsolidated from the Group Inc. for tax purposes and the tax sharing arrangement with the Group Inc. was terminated. As of July 2020, the Company filed separate corporate federal and state and local income tax returns. To the extent the Company generates tax losses after it ceases being consolidated with the Group Inc., tax benefits from losses will be accrued if it is more likely than not the losses may be carried forward and utilized against future expected profits.

Income taxes are provided for using the assets and liabilities method under which deferred tax assets and liabilities are recognized for temporary differences between the financial reporting and tax bases of assets and liabilities.

NOTES TO FINANCIAL STATEMENTS

Deferred Income Taxes

The Company follows the asset and liability method of accounting for income taxes under Accounting Standards Codification 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The table below presents information about deferred tax assets.

	October 19, 2021	December 31, 2020
Deferred tax asset	954,323	265,954
Valuation allowance	(954,323)	—

Total deferred tax asset	—	265,954

Unrecognized Tax Benefits

The Company recognizes tax positions in the financial statements only when it is more likely than not that the position will be sustained on examination by the relevant taxing authority based on the technical merits of the position. A position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the financial statements. There were no unrecognized tax benefits as of October 19, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for interest expense and penalties related to income tax matters as of October 19, 2021 and December 31, 2020. The Company is subject to income tax examinations by major taxing authorities since inception.

Profits Interests

Membership interests issued by the Sponsor as profits interests represent compensation to certain individuals for services the Company receives from these individuals through and following the closing of the Business Combination. Although the Company is not a direct party to the profits interests, it will attribute compensation expense equal to the fair value of these arrangements. See Note 4 for further details on profits interests.

Subscription Agreements

The Subscription Agreements (see Note 1) involve only physical settlement in a fixed number, it qualifies for equity classification under ASC 815, and, therefore, is not periodically remeasured to fair value.

Backstop Agreement

The Backstop Agreement (see Note 4) involves a conditional obligation that the Company must settle by issuing a variable number of its shares, where the monetary value is predominantly based on variations in something other than the fair value of the Company’s shares. It is initially and subsequently measured at fair value under ASC 480. There was no impact from the Backstop Agreement for period from January 1, 2021 through October 19, 2021.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTES TO FINANCIAL STATEMENTS

Note 3—Public Offering

Upon the closing of the Public Offering, the Company sold 75,000,000 units at an offering price of $10.00 per unit (the “Units”) including 5,000,000 Units as a result of the underwriters’ partial exercise of their option to purchase additional Units. The Sponsor purchased an aggregate of 8,500,000 Private Placement Warrants (as defined below) at a price of $2.00 per Private Placement Warrant in a private placement that closed simultaneously with the closing of the Public Offering.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fourth of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Public Warrant” and, collectively, the “Public Warrants”). One Public Warrant entitles the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. No fractional shares will be issued upon exercise of the Public Warrants and only whole Public Warrants will trade. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Initial Business Combination and 12 months from the closing of the Public Offering and will expire at 5:00 p.m., New York City time, five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last reported sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders. Additionally, commencing 90 days after the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to a table included in the warrant agreement, based on the redemption date and the fair market value of Class A common stock, if and only if the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders.

The Company paid an underwriting commission of 2.0% of the gross proceeds of the Public Offering (or $15,000,000) to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Underwriting Discount”) of 3.5% of the gross proceeds of the Public Offering (or $26,250,000) payable upon the Company’s completion of the Initial Business Combination. The Deferred Underwriting Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes the Initial Business Combination. The Deferred Underwriting Discount has been recorded as a current liability on the balance sheet as of October 19, 2021 as management has deemed the consummation of an Initial Business Combination to be probable.

The Public Warrants issued as part of the Units are accounted for as liabilities as they contain terms and features that do not qualify for equity classification under ASC 815. The fair value of the Public Warrants at December 31, 2020 was a liability of $48,000,000. At October 19, 2021, the fair value was $46,687,500. The change in fair value of $1,312,500 is included in change in fair value of warrant liability in the Statements of Operations.

All of the 75,000,000 shares of Class A common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, redemption provisions not solely within the control of the Company require Class A common stock subject to redemption to be classified outside of permanent equity. Given that the Class A common stock was issued with other freestanding instruments (i.e., Public Warrants), the initial carrying value of Class A common stock classified as temporary equity is based on allocated proceeds in accordance with Accounting Standards Codification 470-20, “Debt with Conversion and Other Options”.

Note 4—Related Party Transactions

Founder Shares

In July 2018, the Sponsor purchased 575 shares of Class B common stock (the “Founder Shares”) for an aggregate price of $5,000. On April 17, 2020, the Company conducted a 1:5000 stock split, resulting in the Sponsor holding 2,875,000 Founder Shares. Subsequently, on June 11, 2020, the Company conducted a 1:7 stock split, resulting in the Sponsor holding 20,125,000 Founder Shares, as well as increased the authorized shares of Class B common stock to 50,000,000. The financial statements reflect the changes of these splits retroactively for all periods presented. On June 29, 2020, the Sponsor transferred 1,325,000 of its Founder Shares to GS Acquisition Holdings II Employee Participation LLC (“Employee Participation LLC”), an affiliate of the Sponsor. The 20,125,000 Founder Shares included an aggregate of up to 2,625,000 shares that were subject to forfeiture if the underwriters’ option to purchase additional shares was not exercised in full by the underwriters to maintain the number of Founder Shares equal to 20% of the outstanding shares upon completion of the Public Offering. Following the partial exercise of the option to purchase additional shares, 1,375,000 Founder Shares were forfeited on August 13, 2020, at no cost in order to maintain the number of Founder Shares of 18,750,000 equal to 20% of the outstanding shares of common stock, upon the completion of the Public Offering. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering, except that: prior to the Initial Business Combination only holders of the Founder Shares have the right to vote on the election of the Company’s directors and holders of a majority of the outstanding shares of Class B common stock may remove members of the Company’s board of directors for any reason; the Founder Shares automatically convert into shares of Class A common stock at the time of the Initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights; and are subject to certain transfer restrictions, as described in more detail below, and the holders of the Founder Shares, as described in more detail below, have agreed to certain restrictions and will have certain registration rights with respect thereto.

The Company’s initial stockholders, officers and directors have agreed not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (i) one year after the completion of the Initial Business Combination, (ii) the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, and (iii) the date following the completion of the Initial Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property. Vesting of the Founder Shares following the Business Combination is discussed in greater detail in Note 7.

The Sponsor has purchased an aggregate of 8,500,000 private placement warrants at a price of $2.00 per whole warrant ($17,000,000 in the aggregate) in a private placement (the “Private Placement”) that closed concurrently with the closing of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment in certain circumstances, including upon the occurrence of certain reorganization events. A portion of proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Public Offering deposited in the Trust Account such that at the closing of the Public Offering, $750,000,000 was held in the Trust Account. If the Initial Business Combination is not completed within 24 months from the closing of the Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. Effective March 30, 2021, the Sponsor agreed not to transfer its Private Placement Warrants.

The Private Placement Warrants are accounted for as liabilities as they contain terms and features that do not qualify for equity classification under ASC 815. The fair value of the Private Placement Warrants at December 31, 2020 was a liability of $23,676,615. At October 19, 2021, the fair value was $22,649,950. The change in fair value of $1,026,665 is included in change in fair value of warrant liability in the Statements of Operations.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

The Sponsor issued an aggregate of 140,000 membership interests in the Sponsor as profits interests to the Company’s independent directors on August 13, 2020. The holders of these profits interests will have an indirect interest in certain founder shares held by the Sponsor. The profits interests are subject to service and performance vesting conditions, and do not fully vest until all of the applicable conditions are satisfied.

In connection with the Business Combination Agreement, the Sponsor issued 8,100,000 membership interests in the Sponsor as profits interests to certain individuals affiliated with or expected to be affiliated with Mirion after the Business Combination. The holders of the profits interests will have an indirect interest in the Founder Shares held by the Sponsor. The profits interests are subject to service and performance vesting conditions, including the occurrence of the Closing, and do not fully vest until all of the applicable conditions are satisfied. In addition, the profits interests are subject to certain forfeiture conditions.

There was no impact of compensation expense attribution for period from January 1, 2021 through October 19, 2021 and the year ended December 31, 2020. These profits interests will result in the recognition of compensation expense once the Business Combination is completed.

NOTES TO FINANCIAL STATEMENTS

Registration Rights

The holders of Founder Shares and Private Placement Warrants are, and holders of warrants that may be issued upon conversion of working capital loans, if any, will be, entitled to registration rights to require the Company to register the resale of any of its securities held by them (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement dated June 29, 2020. These holders are also entitled to certain piggyback registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements. In connection with the Initial Business Combination, the existing Registration Rights Agreement will be amended and restated.

At the Closing, the Company will enter into the Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”) with the Sponsor, GS Acquisition Holdings II Employee Participation LLC (“GS Employee Participation”), GSAM Holdings LLC and the Sellers (as defined in Note 7) (collectively, with each other person who has executed and delivered a joinder thereto, the “RRA Parties”), pursuant to which the RRA Parties will be entitled to registration rights in respect of certain shares of the Company’s Class A common stock and certain other equity securities of the Company that are held by the RRA Parties from time to time.

In addition, the RRA Parties have certain “piggy-back” registration rights. The Amended and Restated Registration Rights Agreement includes customary indemnification and confidentiality provisions. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Amended and Restated Registration Rights Agreement.

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, the Company entered into a Subscription Agreement with GSAM Holdings LLC, pursuant to, and on the terms and subject to the conditions of which, GSAM Holdings LLC subscribed for 20,000,000 PIPE Shares of the Company’s Class A common stock for an aggregate purchase price equal to $200,000,000, subject to GSAM Holdings LLC’s rights to syndicate prior to the Closing. The PIPE Investment, including the syndication, will be consummated substantially concurrently with Closing. See Note 7 for further details.

Amended & Restated Sponsor Agreement

In connection with the execution of the Business Combination Agreement, the Company amended and restated that letter agreement, dated June 29, 2020, by and among the Company, the Sponsor, GSAM Holdings LLC, GS Employee Participation (collectively, the “Insiders”), pursuant to which, among other things, the Insiders agreed (i) to vote any shares of the Company’s securities in favor of the Business Combination and other Business Combination proposals, (ii) not to redeem any shares of the Company’s Class A common stock or the Company’s Class B common stock, in connection with the optional stockholder redemption, and (iii) to certain transfer restrictions.

Backstop Agreement

In connection with the execution of the Business Combination Agreement, GSAM Holdings LLC and the Company have entered into a backstop agreement (the “Backstop Agreement”) pursuant to which GSAM Holdings LLC has committed to purchase from the Company up to 12,500,000 shares of the Company’s Class A common stock at a price per share equal to $10.00 immediately prior to (and contingent upon) the Closing, solely to the extent necessary to fund any valid redemptions by the Company’s stockholders that results in the amount by which $1,310,000,000 exceeds the Available Closing Cash being greater than zero dollars, contingent upon the terms and subject to the conditions set forth in the Backstop Agreement. See Note 7 for further details.

NOTES TO FINANCIAL STATEMENTS

Related Party Sponsor Note

On April 17, 2020, an affiliate of the Sponsor agreed to loan the Company an aggregate amount of up to $300,000 to be used to pay a portion of the expenses related to the Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and payable on the earlier of December 31, 2020 and the closing of the Public Offering. On May 28, 2020 the Company borrowed $300,000 under the Note. On July 2, 2020, the full $300,000 balance of the Note was repaid to an affiliate of the Sponsor.

On November 12, 2020, the Sponsor agreed to loan the Company up to an aggregate of $2,000,000 pursuant to the working capital note (the “Working Capital Note”). Any amounts borrowed under the Working Capital Note are non-interest bearing, unsecured and are due at the earlier of the date the Company is required to complete its Initial Business Combination pursuant to its amended and restated certificate of incorporation, as amended from time to time, and the closing of the Initial Business Combination. As of October 19, 2021, the Company borrowed $2,000,000 under the Working Capital Note. See Note 7 for further details.

Administrative Support Agreement

The Company has entered into an agreement to pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon the earlier of the completion of the Initial Business Combination and the Company’s liquidation, the Company will cease paying these monthly fees. For the period from January 1, 2021 through October 19, 2021 and the year ended December 31, 2020, the Company incurred expenses of $96,129 and $60,000, respectively, under this agreement.

Underwriting Commission

The Company paid an underwriting commission of 2.0% of the gross proceeds of the Public Offering (or $15,000,000) to the underwriters at the closing of the Public Offering, of which $11,250,000 was paid to an affiliate of the Sponsor. The Deferred Underwriting Discount will become payable to the underwriters, solely in the event the Company completes the Initial Business Combination. The Company recorded the Deferred Underwriting Discount of $26,250,000 as a current liability on the balance sheet as of October 19, 2021, of which $19,687,500 is payable to an affiliate of the Sponsor.

Letter Agreement

On August 12, 2021, the Sponsor and the Company entered into a letter agreement (the “Letter Agreement”) pursuant to which the Sponsor agreed that if the Business Combination does not close on or before July 2, 2022, or if before such date the Business Combination Agreement is terminated, it will pay any costs and expenses incurred by the Company (the “Additional Expenses”) in excess of any expenses that are paid (i) with the Company’s working capital or (ii) with funds borrowed by the Company under the Working Capital Note; provided that the maximum amount of Additional Expenses payable by the Sponsor shall not exceed $15,000,000. Any amounts paid by the Sponsor under the Letter Agreement are non- interest bearing and unsecured. As of October 19, 2021, the Sponsor has not paid any amounts under the Letter Agreement. See Note 7 for further details.

Note 5—Stockholders’ Equity

Common Stock

The authorized common stock of the Company includes up to 500,000,000 shares of Class A common stock and 50,000,000 shares of Class B common stock. Holders of the Company’s common stock are entitled to one vote for each share of common stock; provided that only holders of the Class B common stock have the right to vote on the election of the Company’s directors prior to the Initial Business Combination. At October 19, 2021, there were 75,000,000 shares of Class A common stock issued and outstanding, of which 75,000,000 shares were subject to possible redemption and are classified outside of permanent equity at the balance sheet, and 18,750,000 shares of Class B common stock issued and outstanding. In connection with issuance of shares of Class A common stock, the Company issued 18,750,000 Public Warrants. The Company has determined that the Public Warrants are accounted for separately from shares of Class A common stock.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At October 19, 2021, there were no shares of preferred stock issued or outstanding.

Note 6—Fair Value Measurements

The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., the exit price).

The fair value hierarchy under ASC 820 prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

NOTES TO FINANCIAL STATEMENTS

Basis for Fair Value Measurement

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2:	Quoted prices in markets that are not active or financial instruments for which significant inputs to models are observable (including but not limited to quoted prices for similar securities, interest rates, foreign exchange rates, volatility and credit risk), either directly or indirectly;
Level 3:	Prices or valuations that require significant unobservable inputs (including the Management’s assumptions in determining fair value measurement).

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at October 19, 2021 and December 31, 2020 by level within the fair value hierarchy:

	October 19, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Money market funds held in Trust Account	$—	$—	$—	$—

Liabilities:
Warrant Liability – Public Warrants	$46,687,500	$46,687,500	$—	$—

Warrant Liability – Private Placement Warrants	$22,649,950	$—	$—	$22,649,950

Description	December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Money market funds held in Trust Account	$750,063,158	$750,063,158	$—	$—

Liabilities:
Warrant Liability – Public Warrants	$48,000,000	$48,000,000	$—	$—

Warrant Liability – Private Placement Warrants	$23,676,615	$—	$—	$23,676,615

As of October 19, 2021, the fair value of Public Warrants issued in connection with the Public Offering have been measured based on the listed market price of such Public Warrants, a Level 1 measurement.

The estimated fair value of the Private Placement Warrants was determined using a Black-Scholes-Merton model with Level 3 inputs. Inherent in a Black-Scholes-Merton model are assumptions related to expected life (term), expected stock price, volatility, risk-free interest rate and dividend yield. The Company estimates the volatility of its Class A common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer companies’ Class A common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

For the period from January 1, 2021 through October 19, 2021 and the year ended December 31, 2020, the Company recognized an unrealized gain/(loss) resulting from a decrease/(increase) in the fair value of the warrant liability of $2,339,165 and $(43,139,251) respectively, which is presented in the statements of operations as change in fair value of warrant liability.

The following table provides quantitative information regarding Level 3 fair value measurements inputs:

	As of October 19, 2021	As of December 31, 2020
Stock price	$10.26	$10.90
Strike Price	$11.50	$11.50
Term (in years)	5.00	5.75
Volatility	32.00%	28.30%
Risk-free interest rate	1.17%	0.47%
Dividend yield	0.00%	0.00%
Fair value	$2.66	$2.79

The change in the fair value of the warrants measured with Level 3 inputs for the period from January 1, 2021 through October 19, 2021 is summarized as follows:

Value of warrant liability measured with Level 3 inputs at December 31, 2020	$23,676,615
Change in fair value of warrant liability measured with Level 3 inputs	1,026,665
Transfer in/out	—

Value of warrant liability measured with Level 3 inputs at October 19, 2021	$22,649,950

NOTES TO FINANCIAL STATEMENTS

Note 7—Subsequent Events

Management has performed an evaluation of subsequent events through the date of issuance of the financial statements, noting no other items which require adjustment or disclosure other than those disclosed below.

On October 20, 2021 (the “Closing Date”), the Company consummated the Transactions contemplated by the Business Combination Agreement. In connection with the Business Combination, stockholders of the Company elected to redeem 14,628,610 shares of Class A common stock, representing approximately 19.5% of the Company’s issued and outstanding Class A common stock before giving effect to the Business Combination. The Backstop Agreement (see Note 4) was not exercised because the actual redemptions by the public stockholders did not result in Available Closing Cash being less than $1,310,000,000.

As contemplated by the Business Combination Agreement, the Company became the corporate parent of Mirion TopCo. In order to implement a structure similar to that of an “Up-C,” the Company established a Delaware corporation, Mirion IntermediateCo, Inc. (“IntermediateCo”), as a subsidiary of the Company. A newly-formed subsidiary of IntermediateCo merged with and into Mirion TopCo with Mirion TopCo surviving as a wholly-owned subsidiary of IntermediateCo. The Company holds 100% of the voting shares of IntermediateCo Class A common stock, par value $0.0001 per share, and greater than 80% of the shares of IntermediateCo Class B common stock, par value $0.0001 per share (the “IntermediateCo Class B common stock”). The remainder of the shares of IntermediateCo Class B common stock were issued to certain Sellers as described below.

The aggregate business combination consideration (the “Business Combination Consideration”) paid by the Company to the Sellers in connection with the consummation of the Business Combination was $1.3 billion in cash, 30,401,902 newly issued shares of Class A common stock and 8,560,540 newly issued shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B common stock” and, together with the Class A common stock, the “Common Stock”). The Sellers receiving shares of Class B common stock also received one share of IntermediateCo Class B common stock per share of Class B common stock as a paired interest (the “paired interests”). Each of the shares of Class A common stock and each paired interest were valued at $10.00 per share for purposes of determining the aggregate number of shares issued to the Sellers; the fair value of each of the shares and each paired interest issued to the Sellers on the closing date was $10.45 per share.

The holders of the Founder Shares agreed to waive the anti-dilution adjustments provided for in the Company’s Amended and Restated Certificate of Incorporation, which were applicable to the Class B common stock. As a result of such waiver, the 18,750,000 Founder Shares automatically converted into shares of Class A common stock on a one-for-one basis upon the consummation of the Business Combination. The Founder Shares also became subject to vesting in three equal tranches, based on the volume-weighted average price of the Class A common stock being greater than or equal to $12.00, $14.00 and $16.00 (each, a “Founder Share Vesting Event”) per share for any 20 trading days in any 30 consecutive trading day period. Vesting of the Founder Shares will be accelerated upon certain sale events based on the per share price of the Class A common stock in such sale event. Holders of the Founder Shares are entitled to vote such Founder Shares and receive dividends and other distributions with respect to such Founder Shares prior to vesting, but such dividends and other distributions with respect to unvested Founder Shares will be set aside by the Company and shall only be paid to the holders of the Founder Shares upon the vesting of such founder shares. The Founder Shares will be forfeited to the Company for no consideration if they fail to vest in accordance with their vesting terms within five years of the Closing Date.

The PIPE Investment described in Note 1 was consummated substantially concurrently with the Closing.

After giving effect to the Business Combination and the redemption of public shares, as of October 20, 2021 there were 199,523,292 shares of Class A common stock (including 18,750,000 Founder Shares), 8,560,540 shares of Class B common stock, 18,749,979 Public Warrants and 8,500,000 Private Placement Warrants issued and outstanding. Upon the Closing, the Company’s Class A common stock and the Company’s Public Warrants began trading on the New York Stock Exchange under the symbols “MIR” and “MIR WS,” respectively, and the Company’s public units automatically separated into their component securities and, as a result, no longer trade as a separate security and were delisted from the New York Stock Exchange.

On the Closing Date, the Sponsor agreed to waive the Working Capital Note of $2,000,000 (see Note 4).

The Letter Agreement (See Note 4) was not required to be exercised due to the consummation of the Business Combination.

On October 20, 2021, the Sponsor transferred 1,400,000 of its Founder Shares to GS Acquisition Holdings II Employee Participation 2 LLC, an affiliate of the Sponsor.

On October 20, 2021 the Company increased the authorized shares of Class B common stock to 100,000,000 and increased the authorized shares of preferred stock to 100,000,000.